Exhibit 10.1
CREDIT AND SECURITY AGREEMENT
Dated as of March 13, 2006
     SYNERGETICS, INC., a Missouri corporation (“Synergetics”) and SYNERGETICS USA, INC., a Delaware corporation (“Synergetics USA”) (individually, a “Borrower” and together, the “Borrowers”), and Regions Bank (the “Lender”), hereby agree as follows:
RECITALS
     A. Borrowers desire that Lender extend to Borrowers certain revolving credit loans for which Borrowers will be jointly and severally liable as co-primary-obligors.
     B. Borrowers, jointly and severally, are willing to grant to Lender a security interest in and lien upon personal property described in this Agreement to secure all Obligations (as herein defined).
     C. Each Borrower directly and materially benefits and will continue to benefit from its joint and several borrowing relationship hereunder and the borrowing availability afforded each Borrower that Borrowers believe would not be available to either Borrower individually.
ARTICLE I
Definitions
     Section 1.1 General Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
          (a) the terms defined in this Article include the plural as well as the singular; and
          (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.
     Section 1.2 Primary Definitions. As used herein, the following terms shall have the following meanings:
     “Applicable Percentage” means the percentage value of the Applicable LIBOR Rate Margin and the Unused Line Fee set forth in the table below with respect to each Leverage Ratio level identified in the first column of each row:

	The Applicable	The Applicable
	LIBOR Rate Margin	Prime Rate Margin	The Unused Line Fee (see
If the Leverage Ratio as of the last day of the prior fiscal quarter is:	is:	is:	Section 2.17(b)) is:
Less than or equal to 2.00	2.00%	- 1.000%	0.200%

Greater than 2.01 but less than or equal to 2.50	2.25%	- 0.750%	0.200%

Greater than 2.51 but less than or equal to 3.00	2.50%	- 0.250%	0.250%

Greater than 3.01	2.75%	0.000%	0.250%
     “Availability” means at any time the amount by which the Borrowing Base less the L/C Amount and less reserves imposed pursuant to Section 2.1 hereof, exceeds the outstanding balance of the Advances.
     “Balance Sheet Date” has the meaning specified in Section 5.5 hereof.
     “Borrowing Base” means, at any time and subject to change from time to time in the Lender’s sole discretion, the lesser of
(a)	the Revolving Loan Commitment, or

(b)	the sum of
(i)	up to 85% of Eligible Accounts, plus

(ii)	the lesser of (A) up to 50% of Eligible Inventory.
     “Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers and their subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
     “Collateral” means all of the Borrowers’ assets; specifically excluding all of Borrowers now existing and hereafter acquired patents, trade names, trademarks, service marks; but specifically including, without limitation, all of Borrowers’ other personal property, including without limitation all of Borrowers’ Equipment, Accounts, General Intangibles, Inventory, Chattel Paper, Securities, Investment Property, Financial Assets, Letter of Credit Rights, Deposit Accounts, Instruments, Documents, Supporting Obligations, money and Books and Records, together with all substitutions and replacements for and products of any of the foregoing and together with proceeds of any and all of the foregoing and, in the case of all tangible Collateral, together with all accessions and together with (i) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods and (iii) all Commercial Tort Claims subject to Borrower’s compliance with Section 6.1(o) hereof.
     “Consolidated Indebtedness” shall mean, as of the date of any determination thereof, all Indebtedness of Borrowers and all subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.
     “Current Maturities of Long-Term Debt” means for any period all long-term debt payments payable during such period by Borrowers and their subsidiaries on a consolidated basis and in accordance with GAAP.
     “Default Rate” means at any time three percent (3%) per annum plus the rate of interest otherwise applicable under this Agreement immediately prior to giving effect to the application of the Default Rate, which Default Rate shall change, in the case of the Prime Rate Portion, when and as the Prime Rate changes.
     “Disclosure Schedule” has the meaning specified in Section 5.1 hereof.
     “EBITDA” means with respect to the Borrowers and their subsidiaries on a consolidated basis, applicable period-to-date net after-tax income, determined in accordance with GAAP, plus depreciation, plus amortization, plus interest expense, plus taxes, plus other non-cash non-operating expense items, minus other non-cash non-operating income items.
     “Eligible Accounts” means all unpaid Accounts, net of any credits, except the following shall in no event be deemed Eligible Accounts:
     (1) Any Account over 90 days past invoice date;
     (2) That portion of Accounts that are disputed or subject to a claim of offset;
     (3) Any Account that is subject to a contra account;
     (4) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by a Borrower to the customer;
     (5) Accounts owed by any unit of government (other than those of the Veterans Administration), whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government with respect to which a Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under the Federal Assignment of Claims Act or other applicable law);
     (6) Accounts owed by an account debtor located outside the United States and that are not secured by irrevocable letters of credit acceptable to Lender and assigned to Lender or subject to guarantees by the Export/Import Bank of the United States in favor of Lender or accounts receivable insurance with Lender as beneficiary on terms acceptable to Lender;

     (7) Accounts owed by an account debtor that is the subject of bankruptcy proceedings or has gone out of business;
     (8) Accounts owed by a shareholder, subsidiary, Affiliate, officer or employee of a Borrower or owed by any “consumer debtor” (as defined in the UCC);
     (9) Accounts not subject to a duly perfected security interest in favor of the Lender or which are subject to any lien, security interest or claim in favor of any Person other than the Lender;
     (10) That portion of Accounts that have been restructured, extended, amended or modified;
     (11) That portion of Accounts that constitutes finance charges, service charges or sales or excise taxes;
     (12) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 50% or more of the total amount due under Accounts from such debtor is ineligible under clauses (1), (2) or (10) above;
     (13) All Accounts (including any and all royalty fees) of, or related to the assets of, Synergetics IP, Inc.
     “Eligible Inventory” means all inventory of the Borrowers, at the lower of cost or market value as determined in accordance with GAAP, not more frequently than once per year; provided, however, that the following shall in no event be deemed Eligible Inventory:
     (1) Inventory that is: (a) in-transit; (b) located at any location not owned by a Borrower and for which a Borrower has not delivered to the Lender an appropriate landlord’s or warehouseman’s waiver, as applicable, in form and substance satisfactory to the Lender (other than sales demo models, inventory at sterilization location(s) and rental inventory); (c) in the possession of a bailee or other third Person (other than a consignee), including Inventory held by a third Person for processing, and for which a Borrower has not delivered to the Lender an appropriate bailee’s waiver, in form and substance satisfactory to the Lender; (d) not subject to a security interest in favor of the Lender; (e) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; or (f) on consignment to or from any other Person;
     (2) Supplies, packaging or parts inventory;
     (3) Work-in-process inventory;
     (4) Without duplication of any other clause of this definition, inventory that is damaged, obsolete, slow moving, or not currently saleable in the normal course of the Borrowers’ operations;
     (5) Inventory that the Borrowers have returned, have attempted to return, are in the process of returning or intend to return to the vendor thereof;

     (6) Inventory that is subject to a security interest in favor of any Person other than the Lender except Permitted Encumbrances.
     “Fixed Charge Coverage Ratio” means consolidated EBITDA less unfinanced Capital Expenditures, cash taxes paid, and distributions (including dividend distributions) divided by Current Maturities of Long Term Debt and interest expense.
     “Indebtedness” shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property, (b) obligations secured by any Lien (other than mechanics’, materialman’s, architect’s, or similar Lien arising in the ordinary course of a construction business) on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) the aggregate undrawn face amount of all letters of credit issued for the account of and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, and (g) trade account payables and all other liabilities of such Person as defined by GAAP.
     “Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Borrowers in their notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;
     (ii) no Interest Period may extend beyond the final maturity date of the Note;
     (iii) the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof, and
     (iv) no Interest Period may be selected if after giving effect thereto the Borrowers will be unable to make a principal payment scheduled to be made during such

Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.
     For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, (i) if an Interest Period begins on the last day of a month, then such Interest Period shall end on the last day of the next calendar month and (ii) if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Banking Day of such month.
     “Leverage Ratio” means Consolidated Indebtedness as divided by Tangible Net Worth.
     “LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

LIBOR	=	Base LIBOR

100% – Reserve Percentage
For purposes hereof, “Reserve Percentage” means, for the purpose of computing LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. As of this date, the Reserve Percentage is 0%. “Base LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Banking Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Banking Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for United States Dollar deposits). Each determination of LIBOR made by the Lender shall be conclusive and binding absent manifest error.

     “LIBOR Portion” has the meaning specified in Section 2.8(a) hereof.
     “LIBOR Revolving Portion” has the meaning specified in Section 2.8(a) hereof.
     “Malis Note” means that certain Secured Term Promissory Note between Synergetics USA, Inc., Synergetics IP, Inc. and the Estate of Leonard I. Malis dated October 12, 2005.
     “Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations, condition (financial or otherwise) or prospects of the Borrowers, as the case may be, (b) a material portion of the Collateral, or (c) the ability of the Borrowers to perform their respective obligations under this Agreement and the other Loan Documents.
     “Note” means the Revolving Note.
     “Permitted Encumbrances” means the following encumbrances: (a) liens for taxes or assessments or other governmental charges not yet due and payable or not yet required to be paid pursuant to Section 6.4 hereof; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which a Person is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such liens attach only to Equipment, fixtures and/or real property; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business, so long as such liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Person is a party; (g) any attachment or judgment lien not constituting a Default under this Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real property owned or leased by Borrowers or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property owned or leased by Borrowers; and (i) presently existing or hereinafter created liens in favor of Lender.
     “Portion” has the meaning specified in Section 2.8(a) hereof.
     “Prime Rate Portion” has the meaning specified in Section 2.8(a) hereof.
     “Prime Rate Revolving Portion” has the meaning specified in Section 2.8(a) hereof.
     “Related Documents” has the meaning specified in Section 2.6(a) hereof.
     “Revolving Credit Facility” means the right of Borrowers to obtain Advances under the Revolving Loan Commitment.
     “Revolving Note” has the meaning specified in Section 2.2 hereof.

     “Revolving Loan Commitment” means $5,500,000, unless said amount is reduced pursuant to Section 2.11(b) hereof, in which event it means the amount to which said amount is reduced.
     “Security Documents” means the Intellectual Property Security Agreements, as described in Section 4.1 hereof together with each other agreement, instrument or document received by the Lender in connection with the grant or perfection of a lien on Collateral to secure the Obligations
     “Tangible Net Worth” means on a consolidated basis (and in accordance with GAAP) the sum of all assets as presented in the balance sheet in the financial statements of Borrowers and their subsidiaries, minus intangible assets (all assets shown on the balance sheet of such financial statements which lack physical substance or which represent a right granted by the government or by another company, including without limitation such assets as goodwill, patents, trademarks, franchises, licenses, contract rights and other similar assets), minus total Indebtedness of Borrowers and their subsidiaries.
     “Termination Date” means December 1, 2007.
     Section 1.3 General Definitions. In addition to the foregoing, certain defined terms used in this Agreement have the meanings as set forth in Exhibit A attached hereto.
ARTICLE II
Amount and Terms of the Revolving Credit Facility
     Section 2.1 Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make Advances to the Borrowers from time to time during the period from the date hereof to and including the Termination Date, or the earlier date of termination in whole of the Revolving Credit Facility pursuant to Section 2.10 or Section 8.2 hereof, in an aggregate amount at any time outstanding not to exceed the Borrowing Base, less the L/C Amount, which Advances shall be secured by the Collateral as provided in Article III hereof. The Borrowers agree to comply with the following procedures in requesting Advances under this Section 2.1:
     (a) The Lender shall not make any Advance under this Section 2.1 if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section 2.1 or otherwise would exceed the Borrowing Base, less the L/C Amount. So long as any Default exists, the Lender shall have no obligation to make any Advance.
     (b) Each request for an Advance under the Prime Rate Revolving Portion shall be made to the Lender prior to 11:00 a.m. (St. Louis, Missouri time) of the day of the requested Advance by the requesting Borrower (or in accordance with an electronic mechanism established by Bank for such advances). Each request for an advance under the LIBOR Revolving Portion shall be made by notice given as provided in section 2.8(e) hereof. Each request for an Advance or request for an automated Advance mechanism may be made in writing or by telephone, specifying the date of the requested Advance and the amount thereof, and shall be made by (i) any officer of a Borrower; or (ii) any person designated as such Borrower’s agent by any officer of such Borrower in a writing delivered to the Lender; or (iii) any person reasonably believed by the Lender to be an officer of such Borrower or such a designated agent.
     (c) Upon fulfillment of the applicable conditions set forth in Article IV hereof, the Lender shall disburse loan proceeds by crediting the same to the requesting Borrower’s demand deposit account maintained with Lender, or its Affiliates, unless the Lender and the requesting Borrower shall agree in writing to another manner of disbursement. Upon request of the Lender, and in any event if any Advance is to be made to any account other than the above-referenced account, the requesting Borrower shall promptly provide such confirmation that the Lender may require. The Borrowers shall be obligated to repay all Advances under this Section 2.1 notwithstanding the failure of the Lender to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for an Advance under this Section 2.1, whether written or telephonic, shall be deemed to be a representation by the Borrowers that (i) the condition set forth in Section 2.1(a) hereof has been met, and (ii) the conditions set forth in Section 4.2 hereof have been satisfied as of the time of the request.
     Section 2.2 Notes; Obligations Joint and Several. All Advances made by the Lender under Section 2.1 hereof shall be evidenced by, and repayable with, interest in accordance with the Revolving Note attached hereto as Exhibit B (the “Revolving Note”). The principal of the Revolving Note shall be payable as provided herein and on the earlier of the Termination Date or acceleration by the Lender pursuant to Section 8.2 hereof, and shall bear interest as provided in Section 2.8 hereof.
     Section 2.3 Issuance of Letters of Credit.
     (a) The Lender agrees, on the terms and subject to the conditions herein set forth, to issue or cause to be issued by an Issuer one or more letters of credit for the account of the Borrowers (each a “Letter of Credit”) from time to time during the period from the date hereof until the earlier of the Termination Date or the date the Revolving Credit Facility has been terminated pursuant to Section 2.11 or Section 8.2 hereof, in an aggregate amount at any time outstanding not to exceed the Borrowing Base less the sum of (i) all outstanding and unpaid Advances hereunder, (ii) the unpaid amount of the Obligation of Reimbursement, and (iii) reserves imposed by Section 2.1, if any, but no event shall the unpaid amount of all Obligations of Reimbursement exceed $2,000,000. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrowers and the Lender as co-applicants for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but in the event of inconsistency between the terms of any such L/C Application and the terms hereof, the terms hereof shall control.
     (b) No Letter of Credit shall be issued under this Section 2.3 if, after the issuance of such requested Letter of Credit, the sum of the face amounts of all issued and outstanding Letters of Credit would exceed the Borrowing Base less the sum of (i) all outstanding and unpaid Advances hereunder, (ii) the unpaid amount of the Obligation of Reimbursement, and (iii) reserves imposed by Section 2.1, if any.

     (c) No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.
     (d) Any request for the issuance of a Letter of Credit under this Section 2.3 shall be deemed to be a representation by the Borrowers that (i) the condition set forth in Section 2.3(b) hereof has been met, and (ii) the conditions set forth in Section 4.1 or Section 4.2 hereof (as the case may be) have been satisfied as of the time of the request.
     (e) No Letter of Credit shall be issued so long as any Default exists.
     Section 2.4 Payment of Amounts Drawn Under Letters of Credit. The Borrowers acknowledge that the Lender, as co-applicant, will be liable to the Issuer of any Letter of Credit for reimbursement of any and all draws thereunder and all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrowers agree to pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:
     (a) The Borrowers hereby agree to pay the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw, plus interest on all such amounts, charges and expenses as set forth below (all such amounts are hereinafter referred to, collectively, as the “Obligation of Reimbursement”).
     (b) The Borrowers hereby agree to pay the Lender on demand interest on all amounts, charges and expenses payable by the Borrowers to the Lender under this Section 2.4, accrued from the date any such draft, charge or expense is paid by the Issuer until payment in full by the Borrowers at the Default Rate.
If the Borrowers fail to pay to the Lender promptly the amount of its Obligation of Reimbursement in accordance with the terms hereof and the L/C Application pursuant to which such Letter of Credit was issued, the Lender is hereby irrevocably authorized and directed, in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement, including all interest accrued thereon but unpaid at the time of such Advance, and such Advance shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.8 hereof for Prime Rate Revolving Portions.
     Section 2.5 Special Account. If the Revolving Credit Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the maximum aggregate amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder. The Special Account shall be maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by the Lender at any time or from time to time to the Borrowers’ Obligation of Reimbursement or any other Obligations, in the Lender’s sole discretion, and shall not be subject to withdrawal by the Borrowers so long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the

Special Account to the Borrowers at such time as all obligations of the Issuer under all Letters of Credit are terminated.
     Section 2.6 Obligations Absolute. The obligations of the Borrowers arising under this Agreement with respect to the Obligation of Reimbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including (without limitation) the following circumstances:
     (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);
     (b) any amendment or waiver of or any consent to departure from the terms of all or any of the Related Documents;
     (c) the existence of any claim, setoff, defense or other right which a Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;
     (d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (e) payment by or on behalf of the Issuer or the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that none of such circumstances will affect any rights of Borrowers against the Issuer of any Letter of Credit.
     Section 2.7 Capital Adequacy.
     (a) If Lender shall have determined that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy, or any change therein after the date hereof or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date of this Agreement, does or shall have the effect of reducing the rate of return on any of the Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrowers of a written demand therefor together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction, such demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of such charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, such Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.
     (b) If Lender invokes the provisions of subsection (a) hereof, it shall promptly notify Borrowers. Borrowers, by notice given to Lender within 30 days of such action, may, within 60 days of the date of such notice to Lender, prepay in full all Obligations without prepayment penalty, anything in Section 2.11 to the contrary notwithstanding.
     Section 2.8 Interest.
     (a) Subject to all of the terms and conditions of this Section 2.8, portions of the principal Indebtedness evidenced by the Note (all of the Indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) may, at the option of the Borrowers, bear interest with reference to the Prime Rate (“Prime Rate Portions”) or with reference to the LIBOR (“LIBOR Portions”), and Portions may be converted from time to time from one basis to the other. All of the Indebtedness evidenced by the Revolving Note which is not part of a LIBOR Portion shall constitute a single Prime Rate Portion (a “Prime Rate Revolving Portion”) and all of the Indebtedness evidenced by the Revolving Note which bears interest with reference to a particular LIBOR for a particular Interest Period shall constitute a single LIBOR Portion (a “LIBOR Revolving Portion”). There shall not be more than four (4) LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Lender to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrowers hereby promise to pay interest on the applicable Portions at the rates and times specified in this Section 2.8.
     (b) The Prime Rate Portions shall bear interest at the rate per annum determined by adding the Applicable Prime Rate Margin then in effect in accordance with the definition of Applicable Percentage to the Prime Rate as in effect from time to time. Interest on the Prime Rate Portions shall be compiled on the basis of actual days elapsed in a 360-day year. Interest on the Prime Rate Portions shall be payable monthly in arrears on the first day of each month in each year (commencing April 1, 2006) and at maturity or prepayment of the Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Prime Rate Portions resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.
     (c) Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable LIBOR Margin then in effect in accordance with the definition of Applicable Percentage to the LIBOR for such Interest Period. If an Event of Default occurs and is then continuing, effective at the end of each then existing Interest Period, each then existing LIBOR Portion shall automatically be converted into and added to an appropriate Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to such Prime Rate Portion unless and until converted in accordance with the terms hereof. Interest on the LIBOR Portions shall be computed on the basis of actual days elapsed in a 360-day year. Interest on each LIBOR Portion shall be due and payable in arrears on the first day of each month, on the last day of each Interest Period applicable thereto, and at maturity or prepayment of the Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Borrowers shall notify the Lender on or before 11:00 a.m. (St. Louis, Missouri time) on the third Banking Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrowers shall notify the Lender of the new Interest Period selected therefor, and in the event the Borrowers shall fail to so notify the Lender, such LIBOR Portion shall automatically be converted into and added to the applicable Prime Rate Portion as of and on the last day of such Interest Period.
     (d) Each LIBOR Portion shall be in an amount equal to $250,000 or such greater amount which is an integral multiple of $50,000.
     (e) The Borrowers shall notify the Lender by 11:00 a.m. (St. Louis, Missouri time) at least three Banking Days prior to the date upon which the Borrowers request that any LIBOR Portion be created or that any part of a Prime Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be in writing or by telephone and shall be made by (i) any officer of the requesting Borrower; or (ii) any person designated as such Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person reasonably believed by the Lender to be an officer of such Borrower or such a designated agent.
     (f) Notwithstanding anything to the contrary contained herein, (i) from and after the date of the occurrence of any Default or Event of Default, in the Lender’s discretion, the principal amount of the Advances, outstanding from time to time shall bear interest at the Default Rate; and (ii) during any period that the sum of the outstanding principal balance of all Advances exceeds the sum of the Borrowing Base, the L/C Amount and reserves imposed pursuant to Section 2.1 hereof, if any, the principal of the Advances shall automatically bear interest at the Default Rate; and provided, further, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.
     (g) Notwithstanding any other provision of this Agreement or the Note, if at any time the Lender shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof by any court or governmental authority charged with the administration thereof makes it unlawful, as a result of compliance by the Lender in good faith with such laws, treaties, regulations or interpretations thereof, for the Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrowers and the obligation of the Lender to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Lender to create, continue or maintain such LIBOR Portion. The Borrowers, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Lender with respect thereto under this Agreement; provided, however, that the Borrowers may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.
     (h) Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Lender shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not generally available in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then the Lender shall promptly give notice thereof to the Borrowers and the obligations of the Lender to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Borrowers shall again be generally available in the relevant market and adequate and reasonable means exist for ascertaining LIBOR.
     (i) With respect to any LIBOR Portion, if the Lender shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:
          (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;
          (ii) subject the Lender, any LIBOR Portion or any of the Note to the extent it evidences such a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any of the Note to the extent it evidences such a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Lender or its lending branches and imposed by the jurisdiction, or any political subdivision, or taxing authority thereof, in which the Lender’s principal executive office or its lending branch is located;
          (iii) change the basis of taxation of payments of principal and interest due from the Borrowers to the Lender hereunder or under any of the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Lender); or
          (iv) impose on the Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any of the Note to the extent it evidences any LIBOR Portion;

and the Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Lender, Lender shall promptly advise the Borrowers of the foregoing and then the Borrowers shall pay to the Lender, within fifteen (15) days after demand therefor by the Lender, such additional amounts as the Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.
     (j) In the event the Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Lender to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Lender) as a result of:
     (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after an Event of Default or Default, and whether or not such payment is required by any provisions of this Agreement; or
     (ii) any failure by the Borrowers to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;
then within fifteen (15) days after demand therefor by the Lender, the Borrowers shall pay to the Lender such amount as will reimburse the Lender for such loss, cost or expense.
     (k) The Lender may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Lender may from time to time elect.
     (l) Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.8(h), (i) and (j) hereof) shall be made as if the Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR, as the case may be, for such Interest Period.
     (m) If the Lender sells a participation (as opposed to a sale of a direct interest) in the Loans, no such sale will result in a change in the rate of interest being assessed against the Obligations.
     Section 2.9 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate, if any, permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.9, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Lender, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrowers such excess.
     Section 2.10 Voluntary Prepayment; Termination of Agreement by Borrowers; Permanent Reduction of Commitment.
     (a) Except as otherwise provided herein, the Borrowers may, in their discretion, prepay the Obligations in whole at any time or from time to time in part.
     (b) The Borrowers may at any time and from time to time, upon at least 30 days’ prior written notice to the Lender, permanently reduce in part or terminate the Revolving Loan Commitment; provided, however, that no reduction shall reduce the Revolving Loan Commitment to an amount less than the then-aggregate amount of the Advances; plus the L/C Amount.
     Section 2.11 Mandatory Prepayment. Without notice or demand and without limiting Borrowers’ obligation to pay interest at the Default Rate as required under Section 2.8(f)(i) or (ii), if the sum of the outstanding principal balance of the Advances plus the L/C Amount plus reserves imposed pursuant to Section 2.1 hereof, if any, shall at any time exceed the Borrowing Base (an “Overadvance”), the Borrowers shall (i) first, immediately prepay the Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section 2.11 or under Section 2.10 may be applied to the Obligation of Reimbursement, or the Advances, including interest thereon and any fees, commissions, costs and expenses required to be paid hereunder and under the Security Documents, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.
     Section 2.12 Payment. All payments of principal of and interest on the Advances, the Obligation of Reimbursement, the commissions and fees hereunder and amounts required to be paid to the Lender for deposit in the Special Account shall be made to the Lender in United

States dollars constituting immediately available funds. The Borrowers hereby authorize the Lender, in its discretion at any time or from time to time and without request by the Borrowers, to make an Advance to the extent necessary to pay any such amounts and any fees, costs or expenses hereunder or under the Security Documents.
     Section 2.13 Payment on Non-Banking Days. Subject to clause (i) of the definition of Interest Period, whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
     Section 2.14 Use of Proceeds. The proceeds of Advances and each Letter of Credit caused to be issued shall be used by the Borrowers for repayment of Borrowers’ prior revolving line of credit and for Capital Expenditures, stock acquisitions, permitted acquisitions and other general corporate needs.
     Section 2.15 Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to any and all Advances made or repaid, interest accrued or paid under this Agreement, outstanding Letters of Credit and fees thereon and the Borrowers’ Obligation of Reimbursement. All entries made on any such record shall be presumed correct until the Borrowers establish the contrary. On demand by the Lender, the Borrowers will admit and certify in writing the exact principal balance that the Borrowers then assert to be outstanding to the Lender for Advances under this Agreement and the amount of any Letters of Credit outstanding. Any billing statement or accounting rendered by the Lender shall be presumed correct, until Borrowers establish the contrary.
     Section 2.16 Fees.
     (a) The Borrowers agree to pay the Lender a fee at the rate of the Unused Line Fee applicable at such time in accordance with the definition of Applicable Percentage on the average daily unused amount of the Revolving Loan Commitment from the date hereof to and including the date on which such facility is terminated, due and payable quarterly in arrears on the first day of each quarter, commencing April 1, 2006, provided that any such fee remaining unpaid upon termination of the total credit facility or acceleration of the Note by the Lender pursuant to Section 8.2 hereof shall be due and payable on the date of such termination or acceleration. Such fee shall be calculated on the basis of actual days elapsed in a 360-day year.
     (b) The Borrowers agree to pay the Lender a commission with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the rate of two percent (2%) [per annum] of the available amount of such Letter of Credit (as it may be changed from time to time) from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit is terminated, payable monthly in arrears, and prorated for any part of a full calendar month in which such Letter of Credit remains outstanding. The foregoing commission shall be in addition to any and all customary fees, commissions and charges of any Issuer of a Letter of Credit with respect to or in connection with such Letter of Credit.

2.17 Joint and Several Liability of Borrowers; Rights of Contribution among Borrowers.
     (a) Each Borrower states and acknowledges that: (1) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity; (2) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (3) it is both a condition precedent to the obligations of the Lender hereunder and a desire of each Borrower that each Borrower execute and deliver to Lender this Agreement; and (4) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.
     (b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to the Lender for the full and prompt payment and performance of the Obligations and agreements of each Borrower under this Agreement and each other document related hereto that may specify that a particular Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lender, on demand, for and against any loss incurred by Lender as a result of any Borrower being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to the subject Borrower or any Person, the amount of such loss being the amount which the Lender would otherwise have been entitled to recover from the Borrower.
     (c) It is the intent of each Borrower that the indebtedness, obligations and liabilities hereunder of no one of them be subject to challenge on any basis related to any federal or state law dealing with fraudulent conveyances or any other law related to transfers for less than fair or reasonably equivalent value. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.17 together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing indebtedness as the same become absolute and matured. (“Dated Liabilities”) is and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 2.17 (i) grants to and recognizes in each other Borrower ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate rights of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, and (ii) acknowledges receipt of and recognizes its rights to subrogation and contribution ratably from the other Borrower in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such U.S. Borrower under this Section 2.17. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that each Borrower will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof by reason of an arbitrary interpretation of its joint and several obligations hereunder).

     2.18 Waiver of Suretyship and Other Defenses. To the extent a Borrower is deemed to be a surety, secondary obligor, endorser or accommodation party with respect to Obligations incurred under this Agreement, each Borrower waives, to the full extent permitted by applicable law, all suretyship defenses and all defenses and rights of an endorser or accommodation party provided in Section 400.3-605 of the UCC and all other defenses allowed by law provided to Persons holding such status.
ARTICLE III
Security Interest
     Section 3.1 Grant of Security Interest. The Borrowers hereby assign and grant to the Lender a lien upon and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of each and every debt, liability and obligation of every type and description which the Borrowers, or any Borrower, may now or at any time hereafter owe to the Lender or to any affiliate of Lender (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone, any affiliate of the Lender, or in a transaction involving other creditors of any Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Obligation of Reimbursement and all indebtedness of the Borrowers arising under this Agreement, the Note, any L/C Application or any other loan or credit agreement or guaranty between any Borrower and the Lender, whether now in effect or hereafter entered into; all such debts, liabilities and obligations are herein collectively referred to as the “Obligations”).
     Section 3.2 Notification of Account Debtors and Other Obligors. In addition to the rights of the Lender under Section 6.10 hereof, with respect to any and all rights to payment constituting Collateral, the Lender may at any time (following the occurrence of an Event of Default) notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrowers will join in giving such notice if the Lender so requests. At any time after the Borrowers or the Lender give such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the applicable Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as agent and attorney in fact of such Borrower, notify the United States Postal Service to change the address for delivery of such Borrower’s mail to any address designated by the Lender, otherwise intercept such Borrower’s mail, and receive, open and dispose of such Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Borrower’s account or forwarding such mail to such Borrower’s last known address.
     Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrowers hereby assign to the Lender any and all monies

(including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrowers with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrowers following an Event of Default hereby direct the issuer of any such policy to pay all such monies directly to the Lender. Following the occurrence of any Event of Default, the Lender may (but need not), in the Lender’s name or in a Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.
     Section 3.4 Occupancy.
     (a) The Borrowers hereby irrevocably grant to the Lender the right to take possession of the Premises at any time after the occurrence and during the continuance of an Event of Default.
     (b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
     (c) The right of the Lender to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.
     (d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, in the event that the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.
     Section 3.5 License. The Borrowers hereby grant to the Lender a non-exclusive, worldwide and royalty-free license or sublicense (or, to the extent Borrowers’ rights are derived from licenses from another Person, a sublicense co-extensive with Borrowers’ license rights, except to the extent prohibited by such license) to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of the Borrowers, or used by the Borrowers under license, for the purpose of selling, leasing or otherwise disposing of any or all Collateral following an Event of Default. If required by the terms of any license agreement (a true copy of each of which the Borrowers have delivered and, regarding future agreements, will deliver to Lender), the Borrowers will cause all licensors of such rights to consent to such grant of sublicense rights to the Lender on terms acceptable to the Lender. The Borrowers hereby agree that during the term of this Agreement, neither Borrower will sell, hypothecate or allow any lien to encumber their respective patents, trademarks, trade names, trade secrets, copyrights or license rights described above.

     Section 3.6 Springing Security Interest in Intellectual Property. In conjunction with the execution of this Agreement, the Borrowers agree to deliver to Lender those certain fully executed, Patent, Trademark and License Collateral Assignment and Security Agreements attached hereto in Exhibit E dated as of the date hereof (the “IP Security Agreements”) to hold the same in trust until the IP Security Agreements are released in accordance with the terms of this Section 3.6. In conjunction with the occurrence of an Event of Default (following applicable cure periods) hereunder, Borrowers hereby agree that (i) the IP Security Agreements shall be released to the Lender, (ii) the IP Security Agreements shall be deemed in full force and effect from the date hereof and (iii) the Lender (in addition to all rights granted pursuant to the IP Security Agreements) is authorized to file in all desired federal and state recording offices such documents as are deemed appropriate by Lender, at such time, to reflect Lender’s security interest in Borrowers assets described therein, including the filing of any UCC-1 financing statements.
     Section 3.7 Security Interest in Special Account and Collateral Account. The Borrowers hereby pledge, and grant to the Lender a security interest in, all funds held in the Special Account and in the Collateral Account from time to time and all proceeds thereof, as security for the payment of all present and future Obligations of Reimbursement and all other Obligations. The Borrowers will execute and deliver to the Lender such Deposit Account control agreements as the Lender may require in its sole discretion to perfect the Lender’s security interest in the Special Account and the Collateral Account.
ARTICLE IV
Conditions of Lending
     Section 4.1 Conditions Precedent to the Initial Advance. The obligation of the Lender to make the initial Advance under the Revolving Credit Facility or to cause to be issued any Letter of Credit hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender in Lender’s sole discretion.
     (a) This Agreement, properly executed on behalf of the Borrowers;
     (b) The Note, properly executed on behalf of the Borrowers;
     (c) A true and correct copy of any and all leases pursuant to which the Borrowers are leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease;
     (d) Current searches of appropriate filing offices showing that (i) no state or federal tax or judgment liens have been filed and remain in effect against any Borrower, (ii) no financing statements have been filed and remain in effect against the Borrowers, except those financing statements relating to liens permitted pursuant to Section 7.1 hereof and those financing statements filed by the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interests granted hereunder, to the extent the Security Interests are capable of being perfected by filing;

     (e) A certificate of the Secretary or an Assistant Secretary of each Borrower, certifying as to (i) the resolutions of the directors and, if required, the shareholders of such Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, (ii) the articles of incorporation and bylaws of such Borrower, and (iii) the signatures of the officers or agents of such Borrower authorized to execute and deliver this Agreement, the other Loan Documents and other instruments, agreements and certificates, including Advance requests, on behalf of such Borrower;
     (f) A current certificate issued by the Secretary of State of the state of each Borrower’s incorporation, certifying that such Borrower is in compliance with all corporate organizational requirements of such state;
     (g) Evidence that each Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary;
     (h) A certificate of an officer of each Borrower confirming the representations and warranties set forth in Article V hereof;
     (i) An opinion of counsel to each Borrower, addressed to the Lender in form and substance and from counsel satisfactory to the Lender in its sole discretion;
     (j) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of the Lender and with all liability insurance naming the Lender as an additional insured;
     (k) a Borrowing Base certificate in the form attached hereto as Exhibit D demonstrating to Lender’s satisfaction that the initial Advance does not exceed the Borrowing Base, less the L/C Amount, if any, and less reserves imposed pursuant to Section 2.1 hereof, if any.
     (l) Waiver of any interest of the owner of each premises (other than the premises that are the subject of landlord’s disclaimers and consents referred to in subsection (c) above) upon which any Inventory may be located (acknowledging that such Inventory is owned by a Borrower and that the Lender holds a first priority security interest therein and waving any lien or other right that any such entity may otherwise claim in such inventory), which agreement shall be on terms acceptable to the Lender in its sole discretion;
     (m) Payment of the fees and commissions due through the date of the initial Advance, and expenses incurred by the Lender through such date and required to be paid by the Borrowers under Section 9.6 hereof;
     (p) A copy of each Borrower’s Articles of Incorporation certified by the Secretary of State of the state of such Borrower’s organization confirming the exact name of such Borrower and the identification number assigned to such Borrower by such office.
     (q) Such patent, trademark and copyright security agreements and related regulatory filings, executed by Borrowers and filed by Lender at Borrowers’ expense, as Lender may require in its sole discretion to confirm to Lender’s satisfaction the perfection of Lender’s security interest in that portion of the Collateral constituting intellectual property of any kind (the “Intellectual Property Security Agreements”); and
     (r) Such other documents as the Lender in its sole discretion may require.
     Section 4.2 Conditions Precedent to All Advances. The obligation of the Lender to make each Advance or cause to be issued any Letter of Credit (after the initial Advance) shall be subject to the further conditions precedent that on such date:
     (a) the representations and warranties contained in Article V hereof are correct on and as of the date of such Advance or Letter of Credit issuance as though made or issued on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
     (b) no event has occurred and is continuing, or would result from such Advance or the issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.
ARTICLE V
Representations and Warranties
     The Borrowers jointly and severally represent and warrant to the Lender as follows:
     Section 5.1 Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its State of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The names of Borrowers set forth in the first paragraph of this Agreement are the exact and current legal names of Borrowers. The organizational number issued to Synergetics by the Missouri Secretary of State is 431585312; the organizational number issued to Synergetics USA by the Delaware Secretary of State is 232131580. The Borrowers have all requisite power and authority, corporate or otherwise, to conduct their business, to own their properties and to execute and deliver, and to perform all of their obligations under, the Loan Documents. During their corporate existence, the Borrowers have done business solely under the names set forth in Section 5.1 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”). The chief executive office and principal place of business of each Borrower is located at the address set forth in Section 5.1 of the Disclosure Schedule hereto, and all of the Borrowers’ records relating to their business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Section 5.1 of the Disclosure Schedule hereto.
     Section 5.2 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrowers of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of any Borrower, (b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the Articles of Incorporation or Bylaws of any Borrower, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interests) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.
     Section 5.3 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrowers, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.
     Section 5.4 Subsidiaries. Except as set forth in Section 5.4 of the Disclosure Schedule attached hereto, the Borrowers have no Subsidiaries or Affiliates. Section 5.4 of the Disclosure Schedule sets forth in reasonable detail the ownership or other relationship of all Affiliates with the Borrowers.
     Section 5.5 Financial Condition; No Adverse Change. The Borrowers have heretofore furnished to the Lender unaudited financial statements of the Borrowers for the 3 months ended October 30, 2005, and those statements fairly present the financial condition of the Borrowers on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the Balance Sheet Date, there has been no material adverse change in the business, properties or condition (financial or otherwise) or prospects of the Borrowers.
      Section 5.6 Litigation. Except as set forth in Section 5.6 of the Disclosure Schedule attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting a Borrower or any of its Affiliates or the properties of a Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to a Borrower or any of its Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of a Borrower or any of its Affiliates.
     Section 5.7 Regulation U. The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     Section 5.8 Taxes. The Borrowers and their Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrowers and their Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrowers or any Affiliate, as the case may be, are required to be filed, and the Borrowers and their Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
     Section 5.9 Titles and Liens. Each Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender purported to be owned by such Borrower and all other Collateral, properties and assets reflected in the latest balance sheet referred to in Section 5.5 hereof and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for (i) mortgages, security interests and liens permitted by Section 7.1 hereof, and (ii) in the case of any such property which is not Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of any Borrower as presently conducted. No financing statement naming a Borrower as debtor is on file in any office except to perfect only security interests permitted by Section 7.1 hereof.
     Section 5.10 Plans. Except as stated in Section 5.10 of the Disclosure Schedule, neither a Borrower nor any of its Affiliates maintains or has maintained any Plan. Neither a Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. Neither a Borrower nor any of its Affiliates has: (a) Any accumulated funding deficiency within the meaning of ERISA; or (b) Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).
     Section 5.11 Default. Each Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.
     Section 5.12 Environmental Protection. Except as heretofore disclosed in writing to Lender and/or would not result in a Material Adverse Effect, the Borrowers have obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at the Borrowers’ facilities or in connection with the operation of such facilities. Except as previously disclosed to the Lender in writing, the Borrowers and all activities of the Borrowers at such facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Borrowers with respect thereto. Except as previously disclosed to the Lender in writing and/or would not result in a Material Adverse Effect, the Borrowers are also in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrowers are aware. Except as previously disclosed to the Lender in writing and/or would not result in a Material Adverse Effect, the Borrowers are not aware of, nor has any Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.
     Section 5.13 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of any Borrower in connection with any Borrower’s request for the credit facilities contemplated hereby is true and correct in all material respects. As to projections, valuations or pro forma financial statements, such information presents a good faith opinion as to such projections, valuations and pro forma financial statements.
     Section 5.14 Rights to Payment. Except as reported to Lender in writing from time to time, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrowers’ records pertaining thereto as being obligated to pay such obligation.
     Section 5.15 No Violation of Law. No Borrower is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to such Borrower, which violation would in any respect materially and adversely affect the Collateral, the obligations of such Borrower arising under this Agreement or such Borrower’s property, business, operations or condition (financial or otherwise).
     Section 5.16 Disclosure. Neither this Agreement nor the documents and statements furnished to Lender by or in behalf of Borrowers hereunder, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.
     Section 5.17 Licenses. Except with respect to the Malis Agreement, the Borrowers are not parties to any license or similar agreement relating to the use of trademarks, franchises, trade names, copyrights or patents that prohibits or limits the right of the Borrowers to sublicense (co-extensive with the Borrowers’ license rights) their rights thereunder to the Lender.
     Section 5.18 Affiliate Transactions. Except as set forth in Section 5.18 of the Disclosure Schedule, the Borrower is not a party to any contract or agreement with any of its Affiliates, and all such contracts and agreements are on terms and conditions that are no less favorable to such Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

ARTICLE VI
Affirmative and Financial Covenants of the Borrowers
     So long as the Note shall remain unpaid, the Revolving Credit Facility or any Letter of Credit shall be outstanding, the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:
     Section 6.1 Reporting Requirements. The Borrowers will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
     (a) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrowers, audited financial statements of the Borrowers for the fiscal year then ended with the unqualified opinion of independent certified public accountants selected by the Borrowers and acceptable to the Lender, together with all management letters or similar letters from such independent certified public accountants directed to management in connection with the audit, which annual financial statements shall include the balance sheet of the Borrowers as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Borrowers for the fiscal year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the chief financial officer of the Borrowers in the form and substance set forth in Exhibit C hereto, stating, among other things, that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;
     (b) as soon as available and in any event within 60 days after the end of each month, an unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP; and accompanied by a certificate of the chief financial officer of the Borrowers, on the terms requested by Lender, stating (i) that such financial statements have been prepared in accordance with GAAP, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, (iii) whether or not any Borrower has changed (a) its corporate name; (b) the location of its chief executive office; (c) the location where the books and records relating to Accounts are located; or (d) its identity or structure (whether by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization, or otherwise) or has conducted business or owned any property under any name or conducted business or stored Equipment, Eligible Inventory or other property at any address not theretofore reported to the Lender and, if so, setting forth in reasonable detail the facts with respect thereto, and (iv) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the requirements set forth in Section 6.11 through Section 6.14 hereof on the form attached hereto as Exhibit C;

     (c) within 30 days after the end of each quarter, agings of the Borrowers’ accounts receivable and their accounts payable report as at the end of such month;
     (d) as soon as available, and in any event within 60 days after the end of each month (or more frequently if requested by the Lender), a Borrowing Base certificate in a form acceptable to the Lender (initially the form attached hereto as Exhibit D), showing the computation of the Borrowing Base as of the close of business on the last day of the immediately preceding fiscal month, prepared by the Borrowers and certified by the Borrowers’ chief financial officers;
     (e) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting any Borrower of the type described in either Section 5.6 or Section 51.2 hereof or which seeks a monetary recovery against any Borrower in excess of $50,000;
     (f) as promptly as practicable (but in any event not later than five business days) after an officer of any Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Security Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrowers of the steps being taken by the Borrowers to cure the effect of such breach, default or event;
     (g) as soon as possible and in any event within five days after any Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of such Borrower setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;
     (h) as soon as possible, and in any event within 10 days after a Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the chief financial officer of the Borrowers setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;
     (i) promptly upon knowledge thereof, notice of (i) any disputes or claims by customers of a Borrower with a dispute value in excess of $200,000; (ii) any goods returned to or recovered by a Borrower with a value in excess of $200,000; and (iii) any change in the persons constituting the officers and directors of a Borrower;
     (j) promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;
     (k) promptly upon their distribution, copies of all financial statements, reports and proxy statements which a Borrower shall have sent to its stockholders;

     (l) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which a Borrower shall file with the Securities and Exchange Commission or any national securities exchange;
     (m) promptly upon knowledge thereof, notice of the violation by a Borrower of any law, rule or regulation, the non-compliance with which could materially and adversely affect its business or its financial condition; and
     (n) promptly upon knowledge thereof, the existence of, and a reasonably detailed description of, any Commercial Tort Claim or circumstance that could result in a Commercial Tort Claim in favor of a Borrower and, upon request of Lender, Borrower shall promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a perfected security interest in any such Commercial Tort Claim.
     Section 6.2 Books and Records; Inspection and Examination. Each Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to such Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon request of the Lender, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrowers at all times during ordinary business hours, and to discuss the affairs of the Borrowers with any of their directors, officers, employees or agents. The Borrowers will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrowers at any time during ordinary business hours.
     Section 6.3 Compliance with Laws; Environmental Indemnity. The Borrowers will (a) comply in all material respects with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect, (b) comply with all applicable Environmental Laws and obtain any permits, licenses or similar approvals required by any such Environmental Laws where the failure to do so would have a Material Adverse Effect, and (c) use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance where the failure to do so would have a Material Adverse Effect. THE BORROWERS WILL INDEMNIFY, DEFEND AND HOLD THE LENDER HARMLESS FROM AND AGAINST ANY CLAIMS, LOSS OR DAMAGE TO WHICH THE LENDER MAY BE SUBJECTED AS A RESULT OF ANY PAST, PRESENT OR FUTURE EXISTENCE, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS WASTE OR SUBSTANCE OR TOXIC SUBSTANCE BY THE BORROWERS OR ON PROPERTY OWNED, LEASED OR CONTROLLED BY THE BORROWERS, EVEN IF A COURT DETERMINES THAT LENDER’S NEGLIGENCE CAUSED SUCH LOSS OR DAMAGE IN WHOLE OR IN PART. THIS INDEMNIFICATION AGREEMENT SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE DISCHARGE OF BORROWERS’ OTHER OBLIGATIONS.
     Section 6.4 Payment of Taxes and Other Claims. Each Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interests, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of such Borrower.
     Section 6.5 Maintenance of Properties.
     (a) The Borrowers will keep and maintain the Collateral, the other collateral covered by the Security Documents and all of their other properties necessary or useful in their business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.5 shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the judgment of the Borrowers, desirable in the conduct of the Borrowers’ businesses. Borrowers will not be in violation of their maintenance obligation hereunder with respect to any Collateral, other than Inventory (as to which this sentence shall not apply in any respect), until Lender shall have given Borrowers written notice of such failure and Borrowers shall have failed to correct or cure such failure within 15 days thereafter.
     (b) The Borrowers will defend the Collateral against all claims or demands of all persons (other than the Lender) claiming the Collateral or any interest therein.
     (c) The Borrowers will keep all Collateral and other collateral covered by the Security Documents free and clear of all security interests, liens and encumbrances except the Security Interests and other security interests permitted by Section 7.1 hereof.
     Section 6.6 Insurance. (a) The Borrowers will obtain and at all times maintain insurance with insurers believed by the Borrowers to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrowers operate. Without limiting the generality of the foregoing, the Borrowers will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the benefit of the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.
     (b) Unless the Borrowers provide the Lender with evidence of the insurance coverage required by this Agreement, the Lender may purchase insurance at the Borrowers’ expense, to protect the Lender’s interests in the Collateral. This insurance may, but need not, protect the interests of the Borrowers. The coverage that the Lender purchases may not pay any claim that a Borrower may make or any claim that is made against a Borrower in connection with the Collateral. The Borrowers may later cancel any insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrowers have obtained insurance as required by this Agreement. If the Lender purchases insurance for the Collateral, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Loans. The costs of the insurance may be more than the cost of insurance that the Borrowers may be able to obtain on its own.
     Section 6.7 Preservation of Corporate Existence. The Borrowers will preserve and maintain their corporate existence and all of their rights, privileges and franchises necessary or desirable in the normal conduct of their businesses and shall conduct their businesses in an orderly, efficient and regular manner.
     Section 6.8 Delivery of Instruments, etc. Upon request by the Lender, the Borrowers will, within 5 days thereafter, deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the applicable Borrower.
     Section 6.9 Performance by the Lender. If the Borrowers at any time fail to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrowers written notice thereof (or in the case of the agreements contained in Section 6.4, Section 6.6 and Section 6.9 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrowers (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the rate then in effect for the Prime Rate Portion. To facilitate the performance or observance by the Lender of such covenants of the Borrowers, the Borrowers hereby irrevocably appoint the Lender, or the delegate of the Lender, acting alone, as the attorney in fact of the Borrowers (which appointment is coupled with an interest) with the right following an Event of Default (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the applicable Borrower under this Section 6.10.
     Section 6.10. Minimum Fixed Charge Coverage Ratio. Borrowers will, as of the end of each fiscal year, maintain a Fixed Charge Coverage Ratio for the four fiscal quarters then ended of not less than the 1.10 to 1.00.

     Section 6.11 Maximum Leverage Ratio. The Borrowers will not, as of the end of each fiscal quarter, allow their Leverage Ratio to be greater than 3.75 to 1.00.
     Section 6.12 License Rights. The Borrowers will notify Lender within 30 days of entering into any license agreements after the date hereof relating to the Borrowers’ use of trademarks, franchises, trade names, copyrights or patents of a third party. In addition, the Borrowers will notify Lender within 10 days of any default under any license agreement through which the Borrower acquired the right to use the trademarks, franchises, trade names, copyrights or patents of a third party.
     Section 6.13 Authorization to File Financing Statements. Borrowers hereby irrevocably authorize Lender at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of a Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC of such jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether a Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrowers agree to furnish any such information to Lender promptly upon the Lender’s request. Borrowers also ratify their authorization for the Lender to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
ARTICLE VII
Negative Covenants
     So long as the Note shall remain unpaid, the Revolving Credit Facility shall be outstanding or any Letter of Credit shall be outstanding, the Borrowers agree that, without the prior written consent of the Lender:
     Section 7.1 Liens. The Borrowers will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of their assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing:
     (a) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Section 7.1(a) of the Disclosure Schedule, securing indebtedness for borrowed money permitted under Section 7.2 hereof;
     (b) the Security Interests;

     (c) purchase money security interests and capitalized leases relating to the acquisition of machinery and equipment of the Borrowers so long as the Borrowers are in, and maintain, compliance with every other provision of this Agreement; and
     (d) Permitted Encumbrances.
     Section 7.2 Indebtedness. The Borrowers will not incur, create, assume or permit to exist any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
(a)	indebtedness arising hereunder;

(b)	the Malis Note;

(c)	that certain unsecured indebtedness owed by Synergetics USA to Wachovia Bank, N.A. in the maximum principal amount of $1,000,000;
     (d) indebtedness relating to liens permitted in accordance with Section 7.1(c) hereof; and
     (e) leases required to be treated as capitalized leases by GAAP, provided that, with respect to any such lease under which a Borrower incurs obligations in excess of $100,000, such lease will be included under this exception only if the lessor and Lender enter into an intercreditor agreement on terms acceptable to Lender.
     Section 7.3 Guaranties. The Borrowers will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) the endorsement of negotiable instruments by a Borrower for deposit or collection or similar transactions in the ordinary course of business; and
     (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 7.3 of the Disclosure Schedule.
     Section 7.4 Investments and Subsidiaries. (a) The Borrowers will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:
          (1) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the

Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);
     (2) travel advances or loans to officers and employees of the Borrowers not exceeding at any one time an aggregate of $5,000; and
     (3) advances in the form of progress payments, prepaid rent or security deposits.
     (b) The Borrowers will not create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Section 5.4 of the Disclosure Schedule.
     (c) Notwithstanding the foregoing, Borrowers shall be permitted to acquire an aggregate of $1,000,000 in stock of Synergetics USA on an annual basis, so long as any such purchase with the giving of notice, the passage of time or both, would not constitute an Event of Default hereunder.
     Section 7.5 Dividends. No Borrower will declare or pay any dividends (other than dividends payable solely in stock of such Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly if following such dividend or distribution, (i) the Borrowers’ Fixed Charge Coverage Ratio for the four fiscal quarters then ended will be less than the 1.10 to 1.00, or (ii) with the giving of notice, the passage of time or both, an Event of Default would result therefrom.
     Section 7.6 Sale or Transfer of Assets; Suspension of Business Operations. The Borrowers will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrowers will not in any manner transfer any property without prior or present receipt of full and adequate consideration.
     Section 7.7 Consolidation and Merger; Asset Acquisitions. The Borrowers will not consolidate with or merge into any Person, or permit any other Person to merge into them, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, if such consolidation, merger or acquisition requires aggregate consideration from Borrowers in excess of $1,500,000 in any given calendar year.
     Section 7.8 Sale and Leaseback. The Borrowers will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrowers shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrowers intend to use for substantially the same purpose or purposes as the property being sold or transferred.

     Section 7.9 Restrictions on Nature of Business. The Borrowers will not engage in any line of business materially different from that presently engaged in by the Borrowers and will not purchase, lease or otherwise acquire assets not related to its business.
     Section 7.10 Accounting. The Borrowers will not adopt any material change in accounting principles other than as required by GAAP. The Borrowers will not adopt, permit or consent to any change in their fiscal year.
     Section 7.11 Discounts, etc. Following the occurrence of an Event of Default, the Borrowers will not, after notice from the Lender, grant any discount, credit or allowance to any customer of a Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of a Borrower, other than in the ordinary course of business and consistent with the past practices of a Borrower.
     Section 7.12 Defined Benefit Pension Plans. The Borrowers will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 5.10 hereof.
     Section 7.13 Other Defaults. The Borrowers will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon a Borrower and obligating a Borrower to pay in the aggregate more than $250,000 thereunder.
     Section 7.14 Place of Business; Name. The Borrowers will not transfer their chief executive office or principal place of business, or move, relocate, close or sell any business location without providing Lender at least 30 Banking Days’ prior written notice. The Borrowers will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interests without providing Lender at least 30 Banking Days’ prior written notice. The Borrowers will not change their name or their state organizational number.
     Section 7.15 Organizational Documents; S Corporation Status. The Borrowers will not amend their certificates of incorporation, articles of incorporation or bylaws or change their form of organization in any manner. No Borrower will become an S Corporation within the meaning of the Internal Revenue Code of 1986, as amended, or, if a Borrower already is such an S Corporation, it shall not change or rescind its status as an S Corporation.
     Section 7.16 Restrictions on Affiliate Transactions. The Borrowers will not enter into any contract, agreement or business arrangement, including any arrangement to pay any management, consulting or similar fee, with any of their Affiliates (other than another Borrower) unless the terms thereof are on an arm’s length basis.

ARTICLE VIII
Events of Default, Rights and Remedies
     Section 8.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events:
     (a) Default in the payment of any interest on or principal of either of the Note when it becomes due and payable; or
     (b) Failure to pay when due any amount specified in Section 2.5 hereof relating to the Borrowers’ Obligation of Reimbursement, or failure to pay immediately when due or upon termination of the Revolving Credit Facility any amounts required to be paid for deposit in the Special Account as required under this Agreement within 10 days after notice from Lender to Borrowers; or
     (c) Default in the payment of any fees or commissions required to be paid by the Borrowers under this Agreement when due or default in the payment of reimbursable costs and expenses within 10 days after notice from Lender to Borrowers; or
     (d) Default in the performance, or breach, of any covenant or agreement of the Borrowers contained in this Agreement and, with respect to defaults that can be cured, the continuation of such default for 30 days after notice from Lender to Borrowers; or
     (e) The Borrowers are not Solvent on a consolidated basis, or any Borrower admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or any Borrower applies for or consents to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower; or any Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Borrower, other than as described in Section 8.1(f) hereof; or any judgment, writ, warrant of attachment, garnishment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower; or
     (f) A petition shall be filed by or against any Borrower under the United States Bankruptcy Code naming any Borrower as debtor; provided, that in the case of such a petition filed against any Borrower, such petition has not been stayed or dismissed within 60 days; or
     (g) Any representation or warranty made by any Borrower in this Agreement, delivered to the Lender or by any Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective; or

     (h) The rendering against any Borrower of a final judgment, decree or order for the payment of money in excess of $500,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or
     (i) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to any Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or any Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or any Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the assets of any Borrower in favor of the Plan; or
     (j) An event of default shall occur under any Security Document or under any other security agreement, mortgage, deed of trust, assignment, guaranty or other instrument or agreement securing any obligations of any Borrower hereunder or under any note; or
     (k) Any Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Lender; or
     (l) Any Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued; or
     (m) Default in the payment of any amount owed by any Borrower to the Lender other than any indebtedness arising hereunder and the continuation thereof following the expiration of any applicable cure or grace period.
     Section 8.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter, the Lender may exercise any or all of the following rights and remedies:
     (a) The Lender may, by notice to the Borrowers, declare the Revolving Credit Facility to be terminated, whereupon the same shall forthwith terminate;
     (b) The Lender may, by notice to the Borrowers, declare to be forthwith due and payable the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, all amounts payable under this Agreement and any other Obligations, whereupon the Note, all such accrued interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

     (c) The Lender may, without notice to the Borrowers and without further action, apply any and all money owing by the Lender to any Borrower to the payment of the Advances, including interest accrued thereon, and of all other sums then owing by any Borrower hereunder, including without limitation, the Obligation of Reimbursement;
     (d) The Lender may make demand upon the Borrowers and, forthwith upon such demand, the Borrowers will pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the maximum aggregate amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
     (e) THE LENDER MAY EXERCISE AND ENFORCE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE UPON DEFAULT TO A SECURED PARTY UNDER THE UCC, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL, OR ANY EVIDENCE THEREOF, PROCEEDING WITHOUT JUDICIAL PROCESS OR BY JUDICIAL PROCESS (WITHOUT A PRIOR HEARING OR NOTICE THEREOF, WHICH THE BORROWERS HEREBY EXPRESSLY WAIVE) AND THE RIGHT TO SELL, LEASE OR OTHERWISE DISPOSE OF ANY OR ALL OF THE COLLATERAL, AND, IN CONNECTION THEREWITH, THE BORROWERS WILL ON DEMAND ASSEMBLE THE COLLATERAL AND MAKE IT AVAILABLE TO THE LENDER AT A PLACE TO BE DESIGNATED BY THE LENDER WHICH IS REASONABLY CONVENIENT TO BOTH PARTIES;
     (f) the Lender may exercise and enforce its rights and remedies under the Loan Documents; and
     (g) the Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.1(e) or Section 8.1(f) hereof, the entire unpaid principal amount of the Note and the Obligation of Reimbursement (whether contingent or funded), all interest accrued and unpaid thereon, all other amounts payable under this Agreement and any other Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.
     Section 8.3 Certain Notices. If notice to the Borrowers of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten calendar days prior to the date of intended disposition or other action.
     Section 8.4 Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this Section 8.4 is to provide non-exhaustive indications of what actions or omissions by the Lender would fulfill the Lender’s duties under the UCC in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 8.4. Without limitation upon the foregoing, nothing contained in this Section 8.4 shall be construed to grant any rights to the Borrowers or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.4.
ARTICLE IX
Miscellaneous
     Section 9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     Section 9.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

     Section 9.3 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy followed, within twenty-four (24) hours, by personal delivery to the Lender or deposit with an overnight courier of national reputation, in each case addressed to the party to whom notice is being given at its address as set forth below and, if telecopied, transmitted to that party at its telecopier number set forth below:
If to the Borrowers:
Synergetics, Inc.
3845 Corporate Centre Dr.
O’Fallon, MO 63368
(636) 939-5100
1-800-600-0565
Telecopier: (636) 939-6885
Attention: Pamela G. Boone
If to the Lender:
Regions Bank
8182 Maryland Avenue
St. Louis, Missouri 63105
Telecopier: (314) 615-2355
Attention: Loan Officer for Synergetics, Inc.
or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, provided such telecopy is followed within 24 hours of transmission by delivery to the Lender or deposit with an overnight carrier of an original of the telecopied document, except that notices or requests to the Lender pursuant to any of the provisions of Article II hereof shall not be effective until received by the Lender.
     Section 9.4 Further Documents. The Borrowers will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interests or the rights of the Lender under this Agreement (but any failure to request or assure that the Borrowers execute, deliver or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interests, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

     Section 9.5 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrowers are entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrowers may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.
     Section 9.6 Costs and Expenses. The Borrowers agree to pay on demand all reasonable costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letters of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interests.
     Section 9.7 Indemnity. In addition to the payment of expenses pursuant to Section 9.7 hereof and the environmental indemnity pursuant to Section 6.3 hereof, the Borrowers agree to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents of the foregoing (the “Indemnitees”), from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of the Advances or issuance of any Letter of Credit, and (ii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with the making of the Advances, the issuance of any Letter of Credit, this Agreement and all other Loan Documents or the use or intended use of the proceeds of the Advances or any Letter of Credit or arising out of noncompliance by any Person with any Environmental Law (the “Indemnified Liabilities”), UNLESS A COURT DETERMINES THAT THE LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CAUSED SUCH LOSS, LIABILITY OR EXPENSE IN WHOLE OR IN PART. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, any Borrower, or counsel designated by any Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligation of the Borrowers under this Section 9.7 shall survive the termination of this Agreement and the discharge of the Borrowers’ other Obligations.
     Section 9.8 Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
     Section 9.9 Binding Effect; Assignment; Complete Agreement. The Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights thereunder or any interest therein without the prior written consent of the Lender. The Lender shall have the right at any time to assign its rights under, or grant participations in, this Agreement or the Loan Documents or the loans made pursuant thereto without notice to or consent of the Borrowers. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.
     Section 9.10 Governing Law; Jurisdiction, Venue. The Loan Documents shall be governed by and construed in accordance with the internal substantive laws (other than conflicts-of-law principles) of the State of Missouri, regardless of the place of execution of this Agreement by any party hereto. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Missouri in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in either the Circuit Court of St. Louis County, Missouri, or the United States District Court, Eastern District of Missouri.
     Section 9.11 Waiver of Jury Trial. THE BORROWERS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY (WHICH THE LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE OBLIGATIONS, ANY OF THE LOAN DOCUMENTS OR THE LENDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING. TO EFFECTUATE THE FOREGOING, THE LENDER IS HEREBY GRANTED AN IRREVOCABLE POWER OF ATTORNEY TO FILE, AS ATTORNEY-IN-FACT FOR THE BORROWERS, A COPY OF THIS AGREEMENT IN ANY COURT PURSUANT TO MO.REV.STAT. § 510.190 AND RULE 69.01, V.A.M.R. AND/OR ANY OTHER APPLICABLE LAW, AND THE COPY OF THIS AGREEMENT SO FILED SHALL CONCLUSIVELY BE DEEMED TO CONSTITUTE THE

BORROWERS’ WAIVER OF TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE OBLIGATIONS, ANY OF THE LOAN DOCUMENTS OR THE LENDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES. REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THE OBLIGATION OF THE BORROWERS UNDER THIS SECTION 9.12 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE DISCHARGE OF BORROWERS’ OTHER OBLIGATIONS.
     Section 9.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     Section 9.13 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 9.14 Consent to Publicity. With prior consent of Borrowers, Lender may issue and disseminate to the public information describing the credit accommodations entered into pursuant to this Agreement, including the name, logo and location of the Borrowers, the amounts of loans available hereunder and a general description of Borrowers’ business.
     Section 9.15 Statutory Notice Regarding Insurance. The following notice is given pursuant to Section 427.120 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:
UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

     Section 9.16 Statutory Notice Regarding Oral Agreements. The following notice is given pursuant to Section 432.045 and Section 432.047 of the Missouri Revised Statutes; nothing contained in such notice may be deemed to limit or modify the terms of the Loan Documents:
ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWERS) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
     Section 9.17 Reasonableness. When in this Agreement action is stated to be taken or not taken “reasonably” by Lender or is otherwise based upon the reasonableness of Lender, Lender will be deemed to meet such requirements unless Borrowers meet the burden of proof by clear and convincing evidence that the action or inaction of Lender shall have been taken or omitted arbitrarily or capriciously. Lender acknowledges that the foregoing does not affect Lender’s obligation to act reasonably to the extent required under Article 9, Part 6 of the UCC.
     Section 9.18 Retention of Borrowers’ Records. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to Lender by Borrowers or in connection with the Loan Documents.
     Section 9.19 Electronic Submissions. Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that deliver machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.
     Section 9.20 Review and Construction of Documents. Borrowers hereby acknowledge, represent and warrant to Lender, that (a) Borrowers have had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel, (b) Borrowers have reviewed this Agreement and fully understand the effects thereof and all terms and provisions contained herein, (c) Borrowers have executed this Agreement of their own free will and volition, and (d) this Agreement shall be construed as if jointly drafted by Borrowers and Lender.
     Section 9.21 Confidentiality . Lender agrees to keep confidential all business, financial and other information provided by the Borrowers to Lender and agrees to provide that any potential or actual assignees or participants of Lender shall be also bound to this Section 9.21.
[Remaining portion of this page is intentionally blank. Signature page follows.]

(Signature Page to Credit and Security Agreement)
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWERS:

SYNERGETICS, INC.

BY:	/s/ Pamela G. Boone

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

and

SYNERGETICS USA, INC.

BY:	/s/ Pamela G. Boone

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

LENDER:

REGIONS BANK

BY:	/s/ Anne D. Silvestri

NAME: Anne D. Silvestri
TITLE: Senior Vice President

Exhibit A to Credit and
Security Agreement
GENERAL DEFINITIONS
     The following definitions, in addition to the definitions set forth in Section 1.2 hereof, shall be applicable to the Agreement as if fully set forth therein:
     “Accounts” means all of each Borrower’s accounts, as such term is defined in the UCC, including without limitation, the aggregate unpaid obligations of customers and other account debtors to a Borrower arising out of the sale or lease of goods or rendition of services by a Borrower on an open account or deferred payment basis, and each and every right of a Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by a Borrower or by some other person who subsequently transfers such person’s interest to a Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which a Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles..
     “Advance” means an advance to the Borrowers by the Lender under the Revolving Credit Facility.
     “Affiliate” or “Affiliates” means Synergetics Development Company, L.L.C., Synergetics IP, Inc. and any other Person controlled by, controlling or under common control with the Borrowers, including (without limitation) any Subsidiary of a Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Credit and Security Agreement.
     “Approved Electronic Form” and “Approved Electronic Form Notice” have the respective meanings specified in Section 9.17 hereof.
     “Bank” means Regions Bank.
     “Banking Day” means a day other than a Saturday or Sunday on which banks are generally open for business in St. Louis, Missouri.

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     “Books and Records” means all books, records, databases, computer hardware and software, information and other informational material regarding the Collateral.
     “Chattel Paper” means all of Borrowers’ chattel paper as such term is defined in the UCC.
     “Commercial Tort Claim” has the meaning specified in the UCC.
     “Dated Assets” and “Dated Liabilities” have the meanings specified in Section 2.17 hereof.
     “Default” means an event that, with the giving of notice or passage of time or both, would constitute an Event of Default.
     “Deposit Accounts” means all demand, time, savings, passbook or similar accounts maintained with a financial institution.
     “Documents” means a document of title or a warehouse receipt of the type described in Article 7 of the UCC.
     “Environmental Laws” has the meaning specified in Section 5.12 hereof.
     “Equipment” means all of a Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by a Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” has the meaning specified in Section 8.1 hereof.
     “Financial Assets” means all of each Borrower’s financial assets, as such term is defined in the UCC.
     “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.5 hereof, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrowers either (i) are required to implement such change, or (ii) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (1) the Borrowers shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrowers’ income, retained earnings or other accounts, as applicable, and (2) the Borrowers’ financial

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covenants set forth in Sections 6.11, 6.12, 6.13, and 6.14 hereof shall be adjusted as necessary to reflect the effects of such Required GAAP Change.
     “General Intangibles” means all of a Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future payment intangibles (as defined in the UCC), patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, contract rights, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of a Borrower’s business.
     “Indemnified Liabilities” and “Indemnitee” have the respective meanings set forth in Section 9.7 hereof.
     “Instruments” means all instruments as such term is defined in the UCC, including without limitation, all writings evidencing a right to the payment of money and all promissory notes (as defined in the UCC).
     “Intellectual Property Security Agreements” has the meaning specified in Section 4.1(r) hereof.
     “Inventory” means all of a Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
     “Investment Property” means all of a Borrower’s investment property as such term is defined in the UCC, including but not limited to all securities, securities entitlements, securities accounts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and government securities.
     “Issuer” means the issuer of any Letter of Credit.
     “L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.
     “L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.
     “Letter of Credit” has the meaning specified in Section 2.4 hereof.
     “Letter of Credit Rights” means all of Borrowers’ Letter of Credit Rights, as such term is defined in the UCC.
     “Loan Documents” means this Agreement, the Note, the Security Documents and any and all other documents or instruments now or hereafter evidencing or securing Loans, and all documents specified in Article IV hereof and each and every other document to be delivered from time to time pursuant to this Agreement with respect to Loans or otherwise.

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     “Maximum Rate” has the meaning specified in Section 2.9 hereof.
     “Obligation of Reimbursement” has the meaning specified in Section 2.4 hereof.
     “Obligations” has the meaning specified in Section 3.1 hereof.
     “Overadvance” has the meaning specified in Section 2.13(a) hereof.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan or other plan maintained for employees of a Borrower and covered by Title IV of ERISA.
     “Premises” means all premises where a Borrower conducts its business and has any rights of possession.
     “Prime Rate” means the rate of interest publicly announced from time to time by Regions Bank, St. Louis, Missouri, as its “prime rate” or, if such bank ceases to announce a rate so designated, any similar successor rate designated by the Lender. It is not necessarily the lowest rate charged by Lender and is established by Lender in its sole discretion, and Lender may charge rates at, below, or above the Prime Rate.
     “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.
     “Securities” means all stock and other instruments, now owned or hereafter acquired evidencing an ownership interest in any partnership, corporation, limited liability company, entity or enterprise; all securities accounts, securities entitlements and all financial assets now owned or hereafter acquired by a Borrower.
     “Security Interest” has the meaning specified in Section 3.1 hereof.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

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     “Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.6 and Section 3.6 hereof.
     “Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by a Borrower, by a Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Supporting Obligations” means all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument or Investment Property.
     “UCC” means: (a) the Uniform Commercial Code as currently in effect in the State of Missouri, or in any other state whose laws are held to govern this Agreement or any portion hereof; and (b) the Uniform Commercial Code as may hereafter at any time be in effect in the State of Missouri or in any other state whose laws are held to govern this Agreement or any portion hereof from and after the date of effectiveness thereof. Without limiting the foregoing, all terms describing Collateral shall be as defined under the applicable version of the definition contained in the Uniform Commercial Code that results in the most expansive coverage of property, whether it be under the Uniform Commercial Code as currently in effect or as may hereafter at any time be in effect.

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Exhibit B to Credit and
Security Agreement
REVOLVING NOTE

$5,500,000	St. Louis, Missouri
March 13, 2006
     FOR VALUE RECEIVED, the undersigned, SYNERGETICS, INC., a Missouri corporation (“Synergetics”) and SYNERGETICS USA, INC., a Delaware corporation (“Synergetics USA”) (individually, a “Borrower” and together, the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date to the order of Regions Bank (the “Lender”), at its main office in St. Louis, Missouri, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Five Hundred Thousand and 00/100 ($5,500,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrowers under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the “Credit Agreement”) by and between the Lender and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement.
     This Note, among other things, is secured pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
     The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
     This Note shall be governed by the internal substantive laws of the State of Missouri, without regard for its conflicts-of-law principles.
     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS

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BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWERS) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REFERRED TO THEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWERS:

SYNERGETICS, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

and

SYNERGETICS USA, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

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Exhibit C to Credit and
Security Agreement
FORM OF COMPLIANCE CERTIFICATE
TO: REGIONS BANK
This Compliance Certificate is furnished pursuant to that certain Credit and Security Agreement dated as of                                         ,                      (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among SYNERGETICS, INC., a Missouri corporation (“Synergetics”) and SYNERGETICS USA, INC., a Delaware corporation (“Synergetics USA”) (individually, a “Borrower” and together, the “Borrowers”), and Regions Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.	I am the duly elected Chief Financial Officer of Borrowers.
2.	I have reviewed the terms of the Credit Agreement and the other Loan Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrowers during the accounting period covered by the attached Financial Statements.
3.	The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Compliance Certificate; and to my knowledge all of the representations and warranties of Borrowers contained in the Credit Agreement and other Loan Documents are true and correct.
4.	The attached Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).
5.	Borrowers are in compliance with all of the covenants in the Credit Agreement, including the financial covenants in Sections 6.12 through 6.15 and the schedule attached hereto, contains calculations based on Borrowers’ Financial Statements and other financial records that show Borrowers’ compliance with such financial covenants. The calculations and the data upon which they are based are believed by me to be complete and correct.
This Compliance Certificate, together with the schedules hereto, is executed and delivered this                      day of                                         , 200                    .

Print Name: Pamela G. Boone
Title: Chief Financial Officer

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Covenant Calculations
1.)	Leverage Ratio (Consolidated Indebtedness/Tangible Net Worth):

As of the quarter
Ended	Required

No more than
3.75 to 1

2.)	Fixed Charge Coverage Ratio (EBITDA Less: un-financed Capital Expenditures, cash taxes and dividend distributions/ Current Maturities of Long Term Debt plus Interest Expense)
Fiscal Year End

Required

no less than 1.10x
Definitions:
Indebtedness shall mean with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property, (b) obligations secured by any Lien (other than mechanics’, materialman’s architect’s, or similar Lien arising in the ordinary course of a construction business) on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) the aggregate undrawn face amount of all letters on credit issued for the account of and upon the application such Person together with all unreimbursed drawings with respect thereto, and (g) trade account payable and all other liabilities of such Person as defined by GAAP.

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Tangible Net Worth means on a consolidated basis (and in accordance with GAAP) the sum of all assets as presented in the balance sheet in the financial statements of Borrowers and their subsidiaries, minus intangible assets ( all assets shown an the balance sheet of such financial statements which lack physical substance or which represent a right granted by the government or by another company, including without limitation such assets as goodwill, patents, trademarks, franchises, licenses, contract rights and other similar assets), minus total Indebtedness of Borrowers and their subsidiaries according to GAAP.
EBITDA means with respect to the Borrowers and their subsidiaries on a consociated basis, applicable period-to-date net after tax income, determined in accordance with GAAP, plus depreciation, plus amortization, plus interest expense, plus taxes, plus other non-cash non-operating expense items, minus other non-cash non-operating income items.
Current Maturities of Long Term Debt means for any period all long-term debt payments payable during such period by Borrowers and their subsidiaries on a consolidated basis and in accordance with GAAP.

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Exhibit D to
Credit and Security Agreement
BORROWING BASE CERTIFICATE
Date of Computation:
     The undersigned (“Borrowers”) is the Borrowers under a Credit and Security Agreement dated March 13, 2006, as may be amended from time to time, between the undersigned and Regions Bank (“Lender”).
     Borrowers hereby reaffirm all warranties made in the Credit and Security Agreement and other agreements in connection therewith and certifies and warrants that Borrowers hold, subject to the security interest of the Lender granted pursuant to the Credit and Security Agreement and all other documents creating a security interest which secures the Loan described therein, the following Collateral:

1.) Borrowers Total Accounts Receivable

2.) Less: Ineligible Accounts Receivable:

a.) Receivables over 90 days old

b.) Contra Accounts

c.) Affiliate/ Sub

d.) Employee

e.) Government

f.) Foreign

g.) Other

h.) Accounts of Synergetics IP, Inc.

3.) Eligible Accounts Receivable

4.) Loan Value of Eligible Accounts Receivable
(85% of Line 3)

5.) Borrowers Total Inventory

6.) Less: Ineligible Inventory

a.) Work in Process

b.) Slow Moving

c.) Obsolete

7.) Eligible Inventory

8.) Loan Value of Inventory
(50% of Line 7)

9.) Outstanding Principal Balance and Letters of Credit

10.) Excess (Deficit) Availability (line 4+ Line 8 minus Line 9)
Deficit Must be Repaid within 5 Days of the Date of this Certificate
     Borrowers further certifies and warrants that no Default under the Credit and Security Agreement is existing at the date of this Certificate and, to the best of the knowledge and belief of the Officer of the Borrowers executing this Certificate, there has not been (except as may be otherwise indicated below) any change since the computation date specified above which would materially reduce the amounts shown above if such amounts were computed as of the date of this Certificate.
Borrowers: SYNERGETICS, INC

Dated:	By:

Name:
Title:

and

SYNERGETICS USA, INC.

Dated:	By:

Name:
Title:

Exhibit E to
Credit and Security Agreement
EXECUTED IP SECURITY AGREEMENTS

PATENT, TRADEMARK AND LICENSE COLLATERAL
ASSIGNMENT AND SECURITY AGREEMENT
     THIS PATENT, TRADEMARK AND LICENSE COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT (“Collateral Assignment”) is made as of the 13th day of March, 2006 (the “Effective Date”) by and between REGIONS BANK (“Lender”) and SYNERGETICS, INC., a Missouri corporation (“Assignor”).
W I T N E S S E T H:
     WHEREAS, pursuant to the terms of a certain Credit and Security Agreement, dated as of even date herewith (the “Credit Agreement”) by and among Lender, Synergetics USA, Inc. and Assignor, Assignor has mortgaged, pledged and granted to Lender a lien on and security interest in substantially all of Assignor’s assets;
     NOW, THEREFORE, Assignor and Lender agree as follows:
    1. Incorporation of Credit Agreement. The Credit Agreement and all the terms and provisions thereof are hereby incorporated herein. Each capitalized term used herein that is not defined in this Collateral Assignment shall have the meaning given such term in the Credit Agreement.
    2. Collateral Assignment of Patents, Trade Names, Trademarks and Licenses. To secure the complete and timely satisfaction of all of the “Obligations” and subject to the terms and conditions of this Collateral Assignment:
    A. Assignor hereby grants, assigns and conveys to Lender, by way of collateral security, the entire right, title and interest of Assignor in and to all of the following, whether now owned or existing and filed or hereafter acquired and filed: (i) Assignor’s now existing and hereafter acquired patents and patent applications, including, without limitation, those patents listed on Schedule A, and (a) the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and (b) all rights corresponding thereto (all of the foregoing sometimes hereinafter collectively referred to as the “Patents”); (ii) Assignor’s technical information used in connection with the Patents (all of the foregoing are hereinafter collectively referred to as the “Technical Information”) and (iii) Assignor’s license agreements relating to or involving any of the Patents or Technical Information with any other party, whether Assignor is a licensor or licensee, including, without limitation, the licenses listed on Schedule C (all of the foregoing included license agreements being hereinafter referred to collectively as the “Patent Licenses”); and
    B. Assignor hereby grants, assigns and conveys to Lender a security interest in the following property: (i) Assignor’s now existing and hereafter acquired trade names, trademarks, service marks and related registrations and applications, including, without limitation, the trade names, trademarks, service marks and registrations and applications listed on Schedule B, and (a) renewals thereof and (b) all rights corresponding thereto (including goodwill) (all of the foregoing sometimes hereinafter collectively referred to as the “Trademarks”); and (ii) license agreements whereby Assignor has granted to a person a license to any of the Trademarks, including without limitation, the licenses listed on Schedule C (all of the foregoing are hereinafter referred to collectively as the “Trademark Licenses”).

     3. Restrictions on Future Agreements. Assignor agrees that until the Obligations shall have been satisfied in full and Lender has no further obligation to make any loan to Assignor, Assignor will not, without Lender’s prior written consent, take any action, or permit any action to be taken by others subject to Assignor’s control, including licensees, or fail to take any action, which would affect in any material respect the validity or enforcement of the rights granted to Lender under this Collateral Assignment.
     4. Term. THIS COLLATERAL ASSIGNMENT IS MADE FOR COLLATERAL SECURITY PURPOSES ONLY. The term of the assignment of the various interests granted herein shall terminate on the date on which the Obligations have been satisfied in full and Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor. So long as no Event of Default under the Credit Agreement has occurred and is continuing, Lender shall not exercise any right under or with respect to any Patent or Technical Information except as provided in Paragraph 7 hereof. From and after the occurrence of an Event of Default and upon notice by Lender to Assignor, Assignor’s license with respect to the Patents and Technical Information as set forth in this paragraph 7 shall terminate forthwith, to be reinstated only if and when such Event of Default is cured or waived, and Lender shall have, in addition to all other rights and remedies given it by this Collateral Assignment, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of Missouri. Until the occurrence of an “Event of Default,” Lender hereby grants to Assignor the exclusive, nontransferable worldwide, royalty free, right and license, with the right to sublicense, under the Patents and Technical Information, and to make, have made, use, import, license, sell and otherwise exploit any product or services or the inventions disclosed and claimed in the Patents.
     5. Assignor’s Right to Use Trademarks and Trademark Licenses. So long as no Event of Default has occurred and is continuing, Assignor reserves the exclusive right, subject to Lender’s security interest, to own and use the Trademarks and to exercise all rights derived from the Trademark Licenses. Until the Obligations have been satisfied in full and Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor, Assignor agrees to undertake all necessary acts to maintain and preserve the Trademarks and the rights under the Trademark Licenses. From and after the occurrence of an Event of Default and notice by Lender to Assignor, Assignor’s exclusive rights to own and use the Trademarks and Trademark Licenses as set forth in this paragraph 8 shall terminate forthwith, to be reinstated only if and when such Event of Default is cured or waived in writing, and Lender shall have, in addition to all other rights and remedies given it by this Collateral Assignment, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of Missouri.
     6. Reassignment to Assignor. Upon satisfaction in full of the Obligations (provided that Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor), Lender’s security interest in the Patents, Technical Information, Trademarks and Trademark Licenses shall terminate.
     7. Lender’s Right to Sue. At any time after the occurrence and during the continuance of an “Event of Default,” Lender shall have the right, but shall in no way be obligated, to bring suit in its own name to enforce the Patents, Trademarks, and Trademark Licenses and, if Lender shall commence any such suit, Assignor shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement and Assignor shall promptly, upon demand, reimburse and indemnify Lender for all costs and expenses incurred by Lender in the exercise of its rights under this Paragraph 7.
     8. Severability. The provisions of this Collateral Assignment are severable, and if any clause or provision shall be held unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Collateral Assignment in any jurisdiction.
     9. Cumulative Remedies; Effect on Credit Agreement. All of Lender’s rights and remedies with respect to the Patents, Patent Licenses, Trademarks and Trademark Licenses, whether established hereby or by the Credit Agreement, or by any other agreements or by law shall be cumulative.
     10. Binding Effect; Benefits. This Collateral Assignment shall be binding upon each party and its respective successors and assigns, and shall inure to the benefit of both parties and their successors and assigns. This Collateral Assignment cannot be altered, amended or modified in any way, except as specifically provided in paragraph 4 hereof or by a writing signed by the parties hereto.
     11. Governing Law. This Collateral Assignment shall be governed by and construed in accordance with the internal substantive laws of the State of Missouri.
     12. Conflict of Terms. Except as otherwise explicitly provided in this Collateral Assignment, if any provision contained in this Collateral Assignment is in conflict with or inconsistent with any provision in this Collateral Assignment, the provisions contained in the Credit Agreement shall govern and control to the extent of such conflict or inconsistency. Any notice to be given to Lender or Assignor under this Collateral Assignment shall be given in a manner and to the parties designated in the Credit Agreement.
     13. Further Assurances. Each party agrees to execute and deliver such further agreements, instruments and documents, and to perform such further acts, as the other party shall reasonably request from time to time in order to carry out the purpose of this Collateral Assignment and agreements set forth herein.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Collateral Assignment as of the date first set forth above.

Assignor:		SYNERGETICS, INC.

By:	/s/ Pamela G. Boone	Name: Pamela G. Boone
Title: Chief Financial Officer

STATE OF Missouri	)
	)	SS.
COUNTY OF St. Louis	)
     The foregoing Patent, Trademark and License Collateral Assignment and Security Agreement was executed and acknowledged before me this 13th day of March, 2006, by Pamela G. Boone, personally known to me to be the Chief Financial Officer of Synergetics, Inc., a Missouri corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said officer acknowledged said instrument to be executed for the purposes therein stated and as the free act and deed of said corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, the day and year last above written.

/s/ E. Marion Lyons	[Notary Seal]

Notary Public
My Commission expires: August 3, 2009
* * * * *
     Agreed and Accepted as of this 13th day of March, 2006.

REGIONS BANK
By:	/s/ Anne D. Silvestri
	Name:	Anne D. Silvestri
	Title:	Senior Vice President

PATENT, TRADEMARK AND LICENSE COLLATERAL
ASSIGNMENT AND SECURITY AGREEMENT
     THIS PATENT, TRADEMARK AND LICENSE COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT (“Collateral Assignment”) is made as of the 13th day of March, 2006 (the “Effective Date”) by and between REGIONS BANK (“Lender”) and SYNERGETICS USA, INC., a Delaware corporation (“Assignor”).
W I T N E S S E T H:
     WHEREAS, pursuant to the terms of a certain Credit and Security Agreement, dated as of even date herewith (the “Credit Agreement”) by and among Lender, Synergetics, Inc. and Assignor, Assignor has mortgaged, pledged and granted to Lender a lien on and security interest in substantially all of Assignor’s assets;
     NOW, THEREFORE, Assignor and Lender agree as follows:
    1. Incorporation of Credit Agreement. The Credit Agreement and all the terms and provisions thereof are hereby incorporated herein. Each capitalized term used herein that is not defined in this Collateral Assignment shall have the meaning given such term in the Credit Agreement.
    2. Collateral Assignment of Patents, Trade Names, Trademarks and Licenses. To secure the complete and timely satisfaction of all of the “Obligations” and subject to the terms and conditions of this Collateral Assignment:
    A. Assignor hereby grants, assigns and conveys to Lender, by way of collateral security, the entire right, title and interest of Assignor in and to all of the following, whether now owned or existing and filed or hereafter acquired and filed: (i) Assignor’s now existing and hereafter acquired patents and patent applications, including, without limitation, those patents listed on Schedule A, and (a) the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and (b) all rights corresponding thereto (all of the foregoing sometimes hereinafter collectively referred to as the “Patents”); (ii) Assignor’s technical information used in connection with the Patents (all of the foregoing are hereinafter collectively referred to as the “Technical Information”) and (iii) Assignor’s license agreements relating to or involving any of the Patents or Technical Information with any other party, whether Assignor is a licensor or licensee, including, without limitation, the licenses listed on Schedule C (all of the foregoing included license agreements being hereinafter referred to collectively as the “Patent Licenses”); and
    B. Assignor hereby grants, assigns and conveys to Lender a security interest in the following property: (i) Assignor’s now existing and hereafter acquired trade names, trademarks, service marks and related registrations and applications, including, without limitation, the trade names, trademarks, service marks and registrations and applications listed on Schedule B, and (a) renewals thereof and (b) all rights corresponding thereto (including goodwill) (all of the foregoing sometimes hereinafter collectively referred to as the “Trademarks”); and (ii) license agreements whereby Assignor has granted to a person a license to any of the Trademarks, including without limitation, the licenses listed on Schedule C (all of the foregoing are hereinafter referred to collectively as the “Trademark Licenses”).

     3. Restrictions on Future Agreements. Assignor agrees that until the Obligations shall have been satisfied in full and Lender has no further obligation to make any loan to Assignor, Assignor will not, without Lender’s prior written consent, take any action, or permit any action to be taken by others subject to Assignor’s control, including licensees, or fail to take any action, which would affect in any material respect the validity or enforcement of the rights granted to Lender under this Collateral Assignment.
     4. Term. THIS COLLATERAL ASSIGNMENT IS MADE FOR COLLATERAL SECURITY PURPOSES ONLY. The term of the assignment of the various interests granted herein shall terminate on the date on which the Obligations have been satisfied in full and Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor. So long as no Event of Default under the Credit Agreement has occurred and is continuing, Lender shall not exercise any right under or with respect to any Patent or Technical Information except as provided in Paragraph 7 hereof. From and after the occurrence of an Event of Default and upon notice by Lender to Assignor, Assignor’s license with respect to the Patents and Technical Information as set forth in this paragraph 7 shall terminate forthwith, to be reinstated only if and when such Event of Default is cured or waived, and Lender shall have, in addition to all other rights and remedies given it by this Collateral Assignment, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of Missouri. Until the occurrence of an “Event of Default,” Lender hereby grants to Assignor the exclusive, nontransferable worldwide, royalty free, right and license, with the right to sublicense, under the Patents and Technical Information, and to make, have made, use, import, license, sell and otherwise exploit any product or services or the inventions disclosed and claimed in the Patents.
     5. Assignor’s Right to Use Trademarks and Trademark Licenses. So long as no Event of Default has occurred and is continuing, Assignor reserves the exclusive right, subject to Lender’s security interest, to own and use the Trademarks and to exercise all rights derived from the Trademark Licenses. Until the Obligations have been satisfied in full and Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor, Assignor agrees to undertake all necessary acts to maintain and preserve the Trademarks and the rights under the Trademark Licenses. From and after the occurrence of an Event of Default and notice by Lender to Assignor, Assignor’s exclusive rights to own and use the Trademarks and Trademark Licenses as set forth in this paragraph 8 shall terminate forthwith, to be reinstated only if and when such Event of Default is cured or waived in writing, and Lender shall have, in addition to all other rights and remedies given it by this Collateral Assignment, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of Missouri.
     6. Reassignment to Assignor. Upon satisfaction in full of the Obligations (provided that Lender has no further obligation to make any loan to or financial accommodation for the benefit of Assignor), Lender’s security interest in the Patents, Technical Information, Trademarks and Trademark Licenses shall terminate.
     7. Lender’s Right to Sue. At any time after the occurrence and during the continuance of an “Event of Default,” Lender shall have the right, but shall in no way be obligated, to bring suit in its own name to enforce the Patents, Trademarks, and Trademark Licenses and, if Lender shall commence any such suit, Assignor shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement and Assignor shall promptly, upon demand, reimburse and indemnify Lender for all costs and expenses incurred by Lender in the exercise of its rights under this Paragraph 7.
     8. Severability. The provisions of this Collateral Assignment are severable, and if any clause or provision shall be held unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Collateral Assignment in any jurisdiction.
     9. Cumulative Remedies; Effect on Credit Agreement. All of Lender’s rights and remedies with respect to the Patents, Patent Licenses, Trademarks and Trademark Licenses, whether established hereby or by the Credit Agreement, or by any other agreements or by law shall be cumulative.
     10. Binding Effect; Benefits. This Collateral Assignment shall be binding upon each party and its respective successors and assigns, and shall inure to the benefit of both parties and their successors and assigns. This Collateral Assignment cannot be altered, amended or modified in any way, except as specifically provided in paragraph 4 hereof or by a writing signed by the parties hereto.
     11. Governing Law. This Collateral Assignment shall be governed by and construed in accordance with the internal substantive laws of the State of Missouri.
     12. Conflict of Terms. Except as otherwise explicitly provided in this Collateral Assignment, if any provision contained in this Collateral Assignment is in conflict with or inconsistent with any provision in this Collateral Assignment, the provisions contained in the Credit Agreement shall govern and control to the extent of such conflict or inconsistency. Any notice to be given to Lender or Assignor under this Collateral Assignment shall be given in a manner and to the parties designated in the Credit Agreement.
     13. Further Assurances. Each party agrees to execute and deliver such further agreements, instruments and documents, and to perform such further acts, as the other party shall reasonably request from time to time in order to carry out the purpose of this Collateral Assignment and agreements set forth herein.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Collateral Assignment as of the date first set forth above.

Assignor:		SYNERGETICS USA, INC.

By:	/s/ Pamela G. Boone

Name: Pamela G. Boone
Title: Chief Financial Officer

STATE OF St. Louis	)
	)	SS.
COUNTY OF Missouri	)
     The foregoing Patent, Trademark and License Collateral Assignment and Security Agreement was executed and acknowledged before me this 13th day of March, 2006, by Pamela G. Boone, personally known to me to be the Chief Financial Officer of Synergetics USA, Inc., a Delaware corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said officer acknowledged said instrument to be executed for the purposes therein stated and as the free act and deed of said corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, the day and year last above written.

/s/ E. Marion Lyons	[Notary Seal]

Notary Public
My Commission expires: August 3, 2009
* * * * *
     Agreed and Accepted as of this 13th day of March, 2006.

REGIONS BANK
By:	/s/ Anne D. Silvestri
	Name:	Anne D. Silvestri
	Title:	Senior Vice President

CREDIT AND SECURITY AGREEMENT
by and among
SYNERGETICS, INC.
and
SYNERGETICS USA, INC.
as Borrowers
and
REGIONS BANK
as Lender
March 13, 2006

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EXHIBITS
Exhibit A — General Definitions
Exhibit B — Revolving Note
Exhibit C — Compliance Certificate
Exhibit D — Borrowing Base Certificate
Exhibit E — Executed IP Security Agreements

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